                                                                      EXHIBIT 12

                         MARSHALL & ILSLEY CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000'S)

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
                                         YEARS ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1996      1995      1994      1993      1992
                               --------  --------  --------  --------  --------
EARNINGS:
Earnings before income taxes,
 extraordinary items and
 cumulative effect of changes
 in accounting principles....  $313,141  $299,879  $167,803  $264,584  $231,792
Fixed charges, excluding
 interest on deposits........   113,515   108,683    77,074    47,905    50,687
                               --------  --------  --------  --------  --------
Earnings including fixed
 charges but excluding
 interest on deposits........   426,656   408,562   244,877   312,489   282,479
Interest on deposits.........   360,838   331,734   255,861   272,100   334,443
                               --------  --------  --------  --------  --------
Earnings including fixed
 charges and interest on
 deposits....................  $787,494  $740,296  $500,738  $584,589  $616,922
                               ========  ========  ========  ========  ========
FIXED CHARGES:
Interest Expense:
Borrowings:
  Short-term.................  $ 62,071  $ 47,740  $ 39,681  $ 18,010  $ 17,606
  Long-term..................    42,808    53,709    30,537    23,088    26,439
One-third of rental expense
 for all operating leases
 (the amount deemed
 representative of the
 interest factor)............     8,636     7,234     6,856     6,807     6,642
                               --------  --------  --------  --------  --------
Fixed charges excluding
 interest on deposits........   113,515   108,683    77,074    47,905    50,687
Interest on deposits.........   360,838   331,734   255,861   272,100   334,443
                               --------  --------  --------  --------  --------
Fixed charges including
 interest on deposits........  $474,353  $440,417  $332,935  $320,005  $385,130
                               ========  ========  ========  ========  ========
RATIO OF EARNINGS TO FIXED
 CHARGES:
Excluding interest on
 deposits....................      3.76x     3.76x     3.18x     6.52x     5.57x
Including interest on
 deposits....................      1.66x     1.68x     1.50x     1.83x     1.60x
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